Exhibit 5.1

[Hogan & Hartson L.L.P. Letterhead]

November 30, 2001

Equity Office Properties Trust
Board of Trustees
Two North Riverside Plaza
Suite 2100
Chicago, Illinois 60606

Ladies and Gentlemen:

     We are acting as counsel to Equity Office Properties Trust, a Maryland real estate investment trust (the “Company”), in connection with its registration statement on Form S-3 (File No. 333-72922) (the “Registration Statement”), filed with the Securities and Exchange Commission and relating to the proposed resales of up to 328,691 of the Company’s common shares of beneficial interest, $.01 par value per share (the “Common Shares”), which may be sold by or on behalf of holders of 328,691 units of limited partnership interest (“Units”) in EOP Operating Limited Partnership, a Delaware limited partnership (the “Partnership”), if and to the extent such holders tender such Units for redemption and receive Common Shares in exchange therefor. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Declaration of Trust of the Company, as amended (the “Declaration of Trust”), as certified by the State Department of Assessments and Taxation of the State of Maryland, and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

Equity Office Properties Trust
Board of Trustees
November 30, 2001

3.	The Amended and Restated Bylaws of the Company, as amended, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4.	The Certificate of Limited Partnership, as amended, as certified by the Secretary of State of the State of Delaware, and as certified on the date hereof by the Secretary of the Company, as general partner of the Partnership, as being complete, accurate and in effect.

5.	The Third Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the “Partnership Agreement”), as certified on the date hereof by the Secretary of the Company, as general partner of the Partnership, as being complete, accurate and in effect.

6.	The Contribution Agreement between WRC World Trade Center LLC and EOP-WTC, L.L.C., dated as of July 7, 1998.

7.	Contribution Agreement by and among KFRITZ Investors LLC (“KFRITZ”), WWA Investors, LLC (“WWAI”), the members of KFRITZ shown on Exhibit A to the Contribution Agreement, the members of WWAI shown on Exhibit B to the Contribution Agreement, Wilson Investors – California, LLC, EOPMC Investor, L.L.C., Wilson/Equity Office, LLC, EOP-F2 First/Howard Investors, L.L.C., EOP-F3 First/Howard Investors, L.L.C., EOP-F4 First/Howard Investors, L.L.C., Initial Foundry Square Investors I – IV, LLC, F2 Investors, LLC, K2 Investors, LLC, K3 Investors, LLC, Foundry Square Investors IV, LLC and Howard Street Investors, LLC, dated effective as of December 21, 2000.

8.	The Settlement Agreement and Release of Claims among North Loop – Tremont Partnership, EOP Operating Limited Partnership, ECH-Chicago Parking Limited Partnership and each of the constituent partners of North Loop – Tremont Partnership, dated as of August 21, 2000.

9.	The Agreement for Transfer and Contribution of Partnership Interests by and among Devon Square Associates, Acorn Associates, Mark D. Quigley and EOP Operating Limited Partnership, dated as of October 7, 1997.

Equity Office Properties Trust
Board of Trustees
November 30, 2001

10.	Resolutions of the Board of Trustees of the Company adopted on August 3, 2000 and resolutions of the Executive Committee of the Board of Trustees of the Company adopted on August 15 and 29, 2000 and December 14, 2000, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the issuance and sale of the Units and arrangements in connection therewith.

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). For purposes of this opinion letter, we have assumed that the issuance and sale of the Common Shares from time to time upon redemption of outstanding Units will be duly authorized by proper action of the Board of Trustees of the Company consistent with the procedures and terms described in the Registration Statement and the Partnership Agreement (each, a “Board Action”) and in accordance with the Declaration of Trust and applicable Maryland law. We also have assumed that the Common Shares will not be issued in violation of the ownership limits contained in the Declaration of Trust. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law on applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, and applicable provisions of the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the terms “Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended” and “Maryland General Corporation Law, as amended” include the applicable statutory provisions contained therein and all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

     Based upon, subject to and limited by the foregoing, we are of the opinion that, following effectiveness of the Registration Statement and the issuance and delivery of the Common Shares upon redemption of the underlying Units in accordance with the applicable Board Action and the Partnership Agreement, the Common Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed the receipt by the Company of the Units being redeemed as specified in the Partnership Agreement.

     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

Equity Office Properties Trust
Board of Trustees
November 30, 2001

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.